UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.____)
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
Hudson Valley Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2011
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE
GRANT OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010
PENSION BENEFITS
PENSION BENEFITS IN FISCAL 2010 TABLE
DISCLOSURE REGARDING TERMINATION AND CHANGE IN CONTROL PROVISIONS
DIRECTOR COMPENSATION
PROPOSAL #2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL # 3: ADVISORY VOTE ON THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION
PROPOSAL # 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS

HUDSON VALLEY HOLDING CORP. 21 Scarsdale Road Yonkers, New York 10707
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2011
          We will hold the annual meeting of shareholders of Hudson Valley Holding Corp. a New York corporation (the “Company”), at the Company’s headquarters at 21 Scarsdale Road, Yonkers, New York on Thursday, May 12, 2011 at 10:30 a.m., local time, for the following purposes:
1.	To elect twelve directors of the Company.

2.	To consider a non-binding advisory vote to approve the compensation of named executive officers.

3.	To consider a non-binding advisory vote on the frequency of future advisory votes on the compensation of named executive officers.

4.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

5.	To act on such other matters as may be properly brought before the meeting or any adjournments, postponements or continuations of the meeting.
The Board of Directors unanimously recommends that you vote:
•	FOR the election of all of the nominees for director;

•	FOR the non-binding approval of the compensation of the named executive officers,

•	FOR holding the advisory vote on executive compensation every year, and

•	FOR the ratification of the appointment of our independent registered public accounting firm.
          The Board of Directors has fixed the close of business on March 28, 2011, as the record date for the meeting. Only shareholders of record at the close of business on this date are entitled to notice of, and to vote at, the meeting or any adjournments, postponements or continuations of the meeting.
          All shareholders are invited to attend the meeting. Whether or not you expect to attend the meeting, to ensure your representation at the meeting, you are urged to submit your vote by telephone, over the internet, or by signing, dating and completing the enclosed proxy and mailing it promptly in the enclosed return envelope. In the event that you attend the meeting, you may vote in person even if you have returned a proxy.

Your vote is important.

April 8, 2011	By Order of the Board of Directors

Stephen R. Brown
Secretary
********************
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2011: THE COMPANY’S NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 ARE AVAILABLE AT: WWW.PROXYDOCS.COM/HUVL

Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, New York 10707
PROXY STATEMENT
          This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2011 annual meeting of shareholders of Hudson Valley Holding Corp. (the “Company”). Copies of this proxy statement are being mailed on or about April 8, 2011 to persons who were shareholders of record on March 28, 2011.
          The Company, a New York corporation is registered as a bank holding company under the Bank Holding Company Act of 1956. The Company provides financial services through its wholly-owned subsidiary, Hudson Valley Bank, N.A. (“HVB” or “the Bank”). New York National Bank (“NYNB”), a national banking association, was merged into HVB effective March 1, 2010. The Company provides investment management services through a wholly-owned subsidiary of HVB, A.R. Schmeidler & Co., Inc.
Date, Time and Place of Meeting
          We will hold the 2011 annual meeting of shareholders on Thursday, May 12, 2011, at 10:30 a.m. local time, at 21 Scarsdale Road, Yonkers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
Matters to be Considered at the Meeting
          At the meeting, we will ask our shareholders to consider and vote upon:
•	the election of twelve directors,

•	a non-binding advisory vote to approve the compensation of named executive officers,

•	a non-binding advisory vote on the frequency of future advisory votes on the compensation of named executive officers, and

•	the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
          The shareholders will also consider and vote upon such other matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.
Vote Required
          The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

          The following table indicates the vote required for the approval of each proposal to be presented to shareholders at the annual meeting and the effect of abstentions, and broker non-votes.

Effect of “Abstentions”,
Proposal	Required Vote	Broker “Non-Votes”
Proposal #1: Election of Directors	A plurality of votes cast by shareholders present in person or by proxy	“Abstentions” and broker “non-votes” will have no effect on the outcome

Proposal #2: Non-binding advisory vote on named executive officer compensation	Affirmative vote of a majority of the votes cast by shareholder present in person or by proxy	“Abstentions” and broker “non-votes” will have no effect on the outcome

Proposal #3: Non-binding advisory vote on the frequency of future advisory votes on executive compensation	A plurality of votes cast by shareholders present in person or by proxy	“Abstentions” and broker “non-votes” will have no effect on the outcome

Proposal #4: Ratification of the appointment of the independent registered public accounting firm.	Affirmative vote of a majority of the votes cast by shareholder present in person or by proxy	“Abstentions” and broker “non-votes” will have no effect on the outcome
Voting of Proxies
          Shares of our common stock represented by properly executed proxies received in time for the meeting, unless previously revoked, will be voted at the meeting as specified by the shareholders on the proxies. The Company is also offering our shareholders the opportunity to vote by telephone or through the internet. Those shareholders who hold shares through a nominee should refer to instructions on their “Voting Instruction Form”.
Voting By Internet
          A registered shareholder can vote, 24 hours a day, seven days a week at www.proxyvotenow.com/huvl. You will need the 9-digit control number included on your proxy card.
Voting By Telephone
          A registered shareholder can vote using a touch-tone telephone 24 hours a day, seven days a week, by calling 1-866-776-5649 in the United States. You will need the 9-digit control number included on your proxy card.
          The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
Voting By Mail
          To vote your proxy by mail, please sign as instructed on your proxy card, date and mail your proxy card in the envelope provided as soon as possible. Proxies may also be submitted in person at the Company to Wendy Croker, First Vice President, Shareholder Relations, or via facsimile directly to Registrar and Transfer Company at 908-272-6835. If a proxy is returned without any voting instructions, the shares represented thereby will be voted in favor of the nominated slate of directors, in favor of the approval of named executive officer compensation, in favor of an annual vote as the frequency of the shareholder advisory vote on executive compensation and in favor of the ratification of the appointment of the independent registered public accounting firm, each as recommended by the Board of Directors.

Revocability of Proxies
          If you authorize a proxy, you have the power to revoke it at any time before it is voted. You can do so in a number of ways. First, you can send a written notice to our transfer agent, Registrar and Transfer Company (“RTCO”), at the following address stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to RTCO at the following address. Third, you can submit a new proxy via the internet or by telephone. You can attend the meeting and vote in person. You can change your vote as many times as you wish prior to the annual meeting and the last vote received chronologically will supersede any prior vote. You should send any written notice or new proxy card to:
Registrar and Transfer Company
Attn: Proxy Dept
10 Commerce Drive
Cranford NJ 07016-3572
          You may request a new proxy card by calling RTCO at 1-800-368-5948
Record Date; Shareholders Entitled to Vote; Quorum
          Only shareholders of record at the close of business on March 28, 2011, will be entitled to receive notice of and vote at the meeting. As of the record date 17,680,895 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter on which holders of common stock are entitled to vote. A majority of the outstanding shares of common stock entitled to vote must be represented in person or by proxy at the meeting in order for a quorum to be present.
Solicitation of Proxies
          This proxy solicitation is being made by the Board of Directors, the form of which is enclosed, for the meeting. The cost of any solicitation will be borne by the Company. Our officers, directors or regular employees may communicate with shareholders personally or by mail, telephone, email or otherwise for the purpose of soliciting proxies. We and our authorized agents will request brokers or other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by these persons and will reimburse their reasonable out-of-pocket expenses in forwarding the material. We are paying Phoenix Advisory Partners a fee of $6,000 plus reasonable out-of-pocket expenses, to assist with the solicitation of proxies.
Proposals of Shareholders and Communication with Shareholders
          Shareholders of the Company who intend to present a proposal for action at the 2012 Annual Meeting of Shareholders of the Company and include such proposal in the Company’s proxy statement under Securities and Exchange Commission’s (the “SEC”) shareholder proposal rule (Rule 14a-8) must notify the Company’s management of such intention by notice in accordance with Rule 14a-8, received at the Company’s principal executive offices not later than December 10, 2011.
          Shareholders of the Company who intend to present a proposal for action directly at the 2012 Annual Meeting of Shareholders of the Company outside of the Rule 14a-8 process must notify the Company’s management of such intention by notice, received at the Company’s principal executive offices between January 13, 2012 and February 12, 2012. The notice must be in the manner and form required by the Company’s Bylaws.
          The Board maintains active communication directly with shareholders. Oral and written inquiries from shareholders are responded to by the First Vice President, Shareholder Relations, one of the Executive Officers or the Chairman of the Board. The Board is advised of shareholder inquiries where appropriate. The Board meets with and interacts with shareholders on an ad hoc basis. Shareholders who wish to communicate with the Board of Directors directly may do so by writing to the Board of Directors or to any member of the Board at the Company’s offices or through the Company’s website at www.hudsonvalleybank.com.
          The Company’s management has initiated an Investor Relations program which includes quarterly conference calls to present the Company’s earnings and answer questions from the investment community. In addition, the President and Chief Executive Officer and the Chief Financial Officer have meetings with investors on an adhoc basis. They also have plans to participate in certain Investor Relations events during the course of the year and make presentations to the investment community.
          The Board and Management believe this combination of existing programs facilitates effective open communication with the Company’s shareholders and the investment community.
          We have adopted a service approved by the SEC referred to as “householding”, which is designed to reduce duplicate mailings to you and to save printing and postage cost. This rule allows us to send a single set of certain shareholder documents, including the proxy statement, and annual report, to any household at which multiple shareholders reside, if we believe the shareholders are members of the same family, unless we receive contrary instructions from you. You will continue to receive individual proxy cards for each individual shareholder.
          We will deliver promptly upon written or oral request separate copies of shareholder documents to any shareholder at a shared address to which a single set of those documents was delivered. To receive separate documents in the future, you may call or write Registrar and Transfer Company at 10 Commerce Drive, Cranford NJ 07016-3572 or 1-800-368-5948. Your continued consent to householding will be presumed unless you notify us that you wish to receive separate documents. We will begin sending separate documents within 30 days after receipt of notice revoking consent. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.
Other Matters
          The Board of Directors knows of no matters that are expected to be presented for consideration at the meeting that are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
PROPOSAL 1: ELECTION OF DIRECTORS
          It is the intention of the persons named in the enclosed proxy card to vote the shares represented by such proxy for the election of all of the nominees listed below, unless such proxy specifies otherwise. Certain information regarding each nominee is set forth in the table and text below. The number of shares beneficially owned by each nominee is listed under “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 33.
Nominees for the Board of Directors
          All directors of the Company serve for a term of one year, until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified. All of the nominees are currently serving as directors. The following table sets forth the names and ages of the nominees, each nominee’s position with the Company, if any, the principal occupation of each nominee, the period during which each nominee has served as a director of the Company and certain other background information about the nominees based on information obtained from each nominee. In addition, described below is each nominee’s particular experience, qualifications, attributes or skills that have led the Board of Directors to conclude that the person should serve as a director of the Company. Mr. John P. Cahill was appointed a director of the Company March 1, 2010 based upon a recommendation of the Nominating Committee.

			Director
			of the
		Position with the Company and Principal	Company
Name	Age	Occupation; Other Directorships	Since	Independent
William E. Griffin	78	Mr. Griffin is an attorney and is a shareholder and President of Griffin, Coogan, Blose & Sulzer, P.C., a law firm located in Bronxville, New York. Mr. Griffin has served as Chairman of the Board since 1990. Mr. Griffin, one of the original founders of HVB, is a valuable member of the Board of Directors because of his in-depth knowledge in general banking, real estate lending, corporate governance and regulatory matters. His legal training and experience are helpful to the Board in reviewing the Company’s legal documentation or when legal matters arise.	1981	No

James J. Landy	56	President and Chief Executive Officer of the Company since January 2001. Previously, Mr. Landy served as Executive Vice President of HVB and in various other executive capacities with HVB. He has been employed by HVB since 1977. Mr. Landy is a director of Sacred Heart Housing Corp., a senior citizen housing company in Yonkers, the Chairman of St. Joseph’s Medical Center, a health care facility in Yonkers, New York and a director of the New York Bankers Association. His commercial banking background for over thirty years in conjunction with his leadership ability makes him a valuable member of the Board of Directors. As the President and Chief Executive Officer of the Company, he brings to the Board an intimate understanding of the Company’s business and organization and the community we serve. He provides the Board with insights and information regarding the operations of the Company, which assists the Board in providing adequate levels of management oversight.	2000	No

Stephen R. Brown	55	Senior Executive Vice President, Chief Financial Officer of the Company since June 2001, Treasurer of the Company since July 2004 and Secretary since May 2010. Previously, Mr. Brown served in various other executive capacities with the Company and HVB. He has been employed by HVB since 1993. Prior to joining HVB, Mr. Brown held executive management positions with companies in the manufacturing, distribution, transportation and financial services industries with both public and private companies. He is a Certified Public Accountant. Mr. Brown brings over thirty years of general business, managerial and commercial banking experience as well as financial expertise to the Board of Directors. His	2000	No

			Director
			of the
		Position with the Company and Principal	Company
Name	Age	Occupation; Other Directorships	Since	Independent
		current position with the Company, along with his prior professional experience outside of the Company, provides the Board of Directors with unique insights as to the Company’s operations, policies, implementation of strategic plans and SEC and public company issues.

John P. Cahill	52	Counsel at Chadbourne & Parke LLP, a law firm based in New York, New York, since March 2007. Mr. Cahill is also Co-Founder of the Pataki-Cahill Group LLC, based in New York, New York, a strategic consulting firm established in 2007 focusing on the economic and policy implication of domestic energy needs. From 1995 to 2006, Mr. Cahill served in various capacities in the administration of the Governor of New York George E. Pataki, including Chief of Staff to the Governor, Commissioner of the New York Department of Environmental Conservation and as Chairman of the Environmental Facilities Corporation. He is a member of the Board of Directors of TBS International, an international shipping company based in Ireland, a trustee for the National September 11 Memorial Museum	2011	Yes
		and serves on the board of various civic and non-profit organizations. Mr. Cahill’s extensive experience as an attorney in government and in business together with his affiliations and active involvement in various organizations within the Company’s marketplace makes him a valuable member of the Board.

Mary-Jane Foster	60	Vice President, University Relations, of University of Bridgeport, located in Bridgeport, Connecticut, since May 2009. Ms. Foster is also a co-owner and Chief Executive Officer of Westchester Baseball, LLC, an investor group located in Yonkers, New York since 1999. She was a principal of Black Rock Investors, LLC, a development and investment firm, located in Bridgeport, Connecticut, from 1995 to 2009. Ms. Foster was also the Co-founder, Owner and Chief Executive Officer of Bridgeport Bluefish Professional Baseball Club based in Bridgeport, Connecticut from December 2005 to October 2008. Ms. Foster’s knowledge of the business landscape in Connecticut, together with her business and personal affiliations as well as her active involvement in investing and development in Connecticut makes her a valuable member of the Board of Directors, particularly as the Company continues to expand into key markets in Connecticut.	2008	Yes

			Director
			of the
		Position with the Company and Principal	Company
Name	Age	Occupation; Other Directorships	Since	Independent
Gregory F. Holcombe	49	Vice President, BMW Machinery Co., Inc., an investment holding company, since 1994. From 2000 to January 2006, Mr. Holcombe also served as Vice President of Supply Chain Management of Precision Valve Corporation, a maker of aerosol spray valves based in Yonkers, New York. Mr. Holcombe has developed a deep understanding of the key markets we serve which, together with his extensive business experience and management expertise, makes him a valuable member of the Board of Directors.	1999	Yes

Adam W. Ifshin	45	President and Chief Executive Officer of DLC Management Corp., a company property management firm specializing in owning and operating retail shopping centers, located in Tarrytown, New York, since 1991. In addition, Mr. Ifshin is President of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm, President of First Man Investment Securities Corp., a placement agent for real estate investments and a co-founder of DLC UrbanCore, a joint venture created to promote development of retail real estate in under-served, infill and multi-ethnic markets nationwide. Mr. Ifshin’s extensive real estate and financial markets experience, together with his vast knowledge of the New York metropolitan marketplace, makes him a valuable member of the Board of Directors.	2008	Yes

Michael P. Maloney	49	Executive Vice President, Chief Banking Officer of HVB since October 2005. From January 2001 to October 2005, Mr. Maloney served as Executive Vice President, Strategic Relationships and Sales of HVB. He has been employed by HVB since 1993. Mr. Maloney brings to the Board of Directors a deep understanding of the Company’s customers, people and products that he acquired over fifteen years of service with the Company. In addition Mr. Maloney has a law degree. During the years he has spent with HVB, he has gained extensive knowledge of the Company’s business, history, organization and executive management which, together with the relationships that he has developed, enhances his contributions to the Board of Directors.	2006	No

			Director
			of the
		Position with the Company and Principal	Company
Name	Age	Occupation; Other Directorships	Since	Independent
Angelo R. Martinelli	83	Chairman of the Board of Gazette Press, Inc., a printing company located in Yonkers, New York since 1948. Mr. Martinelli is also the Chairman of the Board of Suburban Publishing Co., which publishes the Hudson Valley Magazine, since 1972. Mr. Martinelli served as the Mayor of Yonkers for twelve years and has been the President of Police Athletic League of Yonkers for fifteen years. Mr. Martinelli is also the Chairman of Yonkers Chamber of Commerce and served on the Board of Directors of St. Joseph’s Medical Center and The Sharing Community. He is the honoree of many social, professional and political organizations. Through his deep involvement in the community, both politically and professionally, Mr. Martinelli has gained a unique understanding of the community and the political landscape of the markets in which the Board intends to continue to grow the Company’s businesses. Mr. Martinelli brings to the Board of Directors extensive general business experience and unique business perspectives acquired from running two successful companies over the years.	1990	No

John A. Pratt Jr.	80	Vice Chairman of the Board of the Company since December 2009. Mr. Pratt is a consultant to HVB since 1996, advising HVB on business development and retention. Previously, Mr. Pratt was the President and Chief Executive Officer of the Company, retiring in 1995. Mr. Pratt possesses a deep understanding of the Company’s customers, people and products that he acquired over thirty four years of service with the Company. His business acumen, coupled with his extensive management and leadership experience with the Company, positions him well to serve on the Board of Directors.	1983	Yes

Cecile D. Singer	81	Principal in Cecile D. Singer Consulting, a consulting firm located in Yonkers, New York, specializing in government relations since 1995. Ms. Singer currently serves as the Chairperson of the audit committees of Yonkers Industrial Development Corporation and Westchester Community College Foundation. In addition, Ms. Singer is the founder and President of Women’s Enterprise Development Center, the SBA’s center for women’s business in the Lower Hudson Valley, a non-profit organization which provides training programs and support services to both start-up and established women businesses. Ms. Singer is also the Treasurer of Riverside Corporation, a Board member of Yonkers Economic Development Corporation	1994	Yes

			Director
			of the
		Position with the Company and Principal	Company
Name	Age	Occupation; Other Directorships	Since	Independent
		and a former New York State Assemblywoman. Ms. Singer has developed strong ties to the communities in Westchester County, which remains the Company’s primary market. With her wide range of professional experience and knowledge, Ms. Singer brings a variety of business experience in corporate governance, auditing, and management to the Board of Directors.

Craig S. Thompson	57	President and principal shareholder of Thompson Pension Employee Plans, Inc., a company located in New York City and specializing in pension administration and investment and insurance sales for over twenty years. Through his business, Mr. Thompson has developed extensive knowledge of pension plans and related businesses, which provides the Board of Directors with unique insights regarding the development of potential customer relationships and opportunities for the Company. In addition to Mr. Thompson’s business experience he has a law degree. This unique combination of experience provides the Board of Directors with a valuable perspective on legal and business management matters.	1988	Yes
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH NOMINEE FOR THE BOARD OF DIRECTORS
Executive Officers
          Certain information with respect to executive officers of the Company and of HVB is set forth below. All executive officers are elected by the Board of Directors and serve at the pleasure of the Board of Directors. Messrs. Griffin, Landy and Brown serve as executive officers of both the Company and HVB, while the other individuals named below are executive officers of HVB only. Biographical information concerning executive officers who are also members of the Board of Directors is given under the caption “Nominees for the Board of Directors” beginning on page 4.

Name	Age	Position
William E. Griffin	78	Chairman of the Board and Director

James J. Landy	56	President, Chief Executive Officer and Director

Stephen R. Brown	55	Senior Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director

Michael J. Gilfeather	53	Executive Vice President, Branch Banking of HVB since joining the Bank in July 2005.

Michael P. Maloney	49	Executive Vice President, Chief Banking Officer of HVB and Director.

Name	Age	Position
Vincent T. Palaia	64	Executive Vice President and Chief Lending Officer of HVB since 1997. He has been employed by HVB since 1988.

Frank J. Skuthan	58	Executive Vice President, Chief Operating Officer and Marketing Director of HVB since November 2007. From August 2000 to November 2007, Mr. Skuthan served as Executive Vice President and Marketing Director of HVB. He has been employed by HVB since 2000.

Paul Ulrich	59	Executive Vice President and Chief Credit Officer of HVB since September 2010. From July 2007 to September 2010, Mr. Ulrich was Senior Vice President, Senior Credit Officer of First Tennessee Bank, a financial institution based in Memphis, Tennessee. From October 2004 to July 2007, Mr. Ulrich served as Senior Vice President, Senior Credit Officer National Corporate Real Estate for Washington Mutual, a financial institution based in Seattle, Washington.
The Board of Directors and Committees of the Board
          Corporate Governance
          Under NASDAQ independence standards, the Board of Directors has affirmatively determined that Ms. Foster, Ms. Singer and Messrs. Cahill, Holcombe, Ifshin, Pratt and Thompson meet the standards of independence for board members. The Board had also previously determined that Mr. Mulrow qualified as an independent board member prior to his resignation in 2010. In addition to the transactions disclosed under “Transactions with Related Persons” on page 31, the Board of Directors considered the banking relationship that exists between HVB and Ms. Foster, Ms. Singer and Messrs. Cahill, Ifshin, Holcombe, Pratt and Thompson in determining each director’s independence. Since these banking products and services are provided in the normal course of business and are available on the same basis as to customers in general, the Board of Directors concluded that these relationships do not affect the directors’ independence. The Board of Directors also concluded that those transactions disclosed under “Transactions with Related Persons” on page 31 do not affect the directors’ independence.
          The Company’s Board of Directors convened 16 times in 2010. The Company’s Committees of the Board of Directors include the Audit Committee, the Compensation and Organization Committee and the Nominating Committee. Other policy decisions for the Company and its subsidiaries continue to often be made by the full Board of Directors of the Company or HVB, or by a standing committee of the Board of Directors of HVB. Other than Adam Ifshin no other director attended fewer than 75 percent of the meetings of the Board and the Committees of the Board on which he or she has served.
          The Company’s Board of Directors has adopted a code of ethics for all directors, officers and employees in accordance with SEC and NASDAQ rules. This code of ethics can be found on the Company’s website at www.hudsonvalleybank.com. The Company intends to disclose waivers from its code of ethics, if any, on the Company’s website at www.hudsonvalleybank.com.
          The Company encourages Board members to attend any Meeting of Shareholders. All Board members were in attendance at both the most recent Annual Meeting of Shareholders held May 27, 2010.
          The Nominating Committee establishes the criteria for membership on the Company’s Board of Directors and identifies, evaluates and recommends qualified individuals whose experience and other qualifications will enhance the goals of the Company, for either appointment to the Board or to stand for election at a meeting of the shareholders. Ms. Singer, Mr. Pratt and Mr. Thompson serve as members of the Nominating Committee. The Nominating Committee charter adopted by the Board of Directors can be found on the Company’s website at www.hudsonvalleybank.com. As further discussed in this section, Ms.

Foster, Ms. Singer and Messrs. Cahill, Holcombe, Ifshin, Pratt and Thompson meet the standards of independence under NASDAQ rules.
          Our Nominating Committee charter sets forth new director qualifications standards. The charter states that qualified individuals are selected for, among other things, their integrity, independence, diversity of experience, community service, their ability to exercise sound judgment, and the ability to make the time commitment necessary to be an effective member of the Board of Directors. The charter also provides that as a general rule, it is the desire of the Board of Directors that directors live and/or work in the communities served by the Bank. The charter further requires that directors be experienced in business, financially literate and respected members of their communities, and they are expected to assist the Company in developing new business. Moreover, directors must have high ethical and moral standards and sound personal finances. Should a director become involved in conduct which is detrimental to the Company’s reputation, he or she should resign from the Board of Directors. Such conduct includes, among other acts, personal bankruptcy, federal or state indictments, convictions of a crime, professional misconduct or unethical practices. In addition, the Nominating Committee charter provides that directors should meet both of the following stock ownership requirements: (a) directors must beneficially own a minimum of $25,000 (market value) of the Company’s stock, and (b) after 180 days of joining the Board of Directors, directors must beneficially own a minimum of $100,000 (market value) of the Company’s stock.
          Diversity is one of the factors that the Nominating Committee considers in identifying qualified individuals for directors. In selecting qualified individuals the Nominating Committee considers, among other factors, that the Board represents a diverse grouping of unique qualifications of specific value to the Company. They are persons who we believe have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge and stimulate management and their dedication to the affairs of the Company collectively serve the interests of the Company and its shareholders. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of qualified individuals for directors.
          Shareholders may propose qualified individuals for consideration by the Company’s Board of Directors by submitting same, in writing, to the Chairman of the Nominating Committee, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. Also see “Proposals of Shareholders and Communication with Shareholders” on page 3.
          The Compensation and Organization Committee is charged with the responsibility for: the annual review and approval of all forms of compensation for the Chairman, Named Executive Officers and other key executives of the Company and its subsidiaries, including but not limited to salary, benefits, bonuses and equity-based compensation; the review and approval of all equity compensation plans and amendments, including recommendation to the Board to approve such plans, and submit them to shareholders for approval when necessary pursuant to NASDAQ Rule 5635(c); the review and recommendation to the Board regarding the compensation polices for all employees of the Company, the annual management incentive plans and other bonus plans proposed by management, as well as the general compensation goals and guidelines for the Company’s employees and the criteria by which bonuses for the Company’s employees are determined; the review and recommendation to the Board regarding the Company’s employment and severance policies; and review and approval of all employment agreements for executive officers and any amendments thereto. The Committee convened 6 times in 2010. Ms. Singer and Messrs. Holcombe, Ifshin, Thompson and Cahill (effective March 1, 2011), served on this Committee. The Board of Directors has determined that each of these directors meets the NASDAQ standards of independence. The Compensation and Organization Committee charter adopted by the Board of Directors can be found on the Company’s website at www.hudsonvalleybank.com.
          The Compensation and Organization Committee oversees the Company’s compensation programs. Our compensation programs include programs designed specifically for our executive officers. The Committee evaluates the performance of executive officers and makes all final compensation decisions for executive officers. The Committee utilizes independent, qualified consultants to provide research, analysis and recommendations to the Committee regarding executive officers compensation. The consultants assist the Committee in designing compensation plans, analyzing industry survey and comparative data, setting performance goals and determining the mix (salary, non-equity incentive award, equity incentives) and total amount of compensation. See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement for more information regarding the Committee’s role in determining executive compensation.
          The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as to accounting policies and financial reporting practices of the Company and its subsidiaries, the sufficiency of auditing relative thereto and the adequacy and effectiveness of the Company’s internal controls. The Committee also has responsibility for reviewing compliance with the Company’s business ethics and conflict of interest policies. The Audit Committee has the responsibility for and authority to select and terminate the Company’s independent registered public accounting firm and approve their fees and expenses. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.hudsonvalleybank.com. The Committee convened 6 times in 2010. Audit Committee members were Ms. Foster, Ms. Singer, Messrs. Ifshin, Thompson and William J. Mulrow who served until his resignation from the Board in October 2010. The Board of Directors has determined that each of these directors meets the enhanced NASDAQ standards of independence for Audit Committee members.
          Under the requirements of the NASDAQ rules, which the Audit Committee meets, all Audit Committee members must be able to read and understand fundamental financial statements and one member must have the background or experience which results in financial sophistication. NASDAQ rules do not require that the Audit Committee have a “financial expert” as defined in the SEC rules. The Board of Directors does not believe that any one member of the Audit Committee meets the qualifications to be designated a financial expert. However, the Board believes that the Audit Committee members collectively, based upon their experience on the Company’s Board as well as other relevant experience, possess significant and necessary understanding of the Company’s financial reporting and related systems of control and are therefore effective in fulfilling their responsibilities.
Board Leadership Structure and Role in Risk Oversight
          Although our bylaws do not specifically separate the Chairman from the position of Chief Executive Officer (“CEO”), William E. Griffin has been the Chairman of the Board since 1990. James J. Landy currently serves as our CEO.
          We believe it is the CEO’s responsibility to run the Company and the Chairman’s responsibility to oversee the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a Chairman whose sole job is leading the Board.
          Pursuant to the Company’s bylaws, the Chairman, shall:
•	supervise the carrying out of the policies adopted or approved by the Board;

•	have general powers, as well as the specific powers conferred by the Company’s bylaws; and

•	have and may exercise such further powers and duties as from time to time may be conferred upon or assigned by the Board of Directors.
          We believe our CEO and our Chairman have an excellent working relationship that has allowed Mr. Landy to focus on the challenges that the Company is facing in the current business environment. By clearly delineating the role of the Chairman position in our bylaws, we ensure there is no duplication of effort between the CEO and the Chairman. We believe this provides strong leadership for our Board, while also positioning our CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders.

          Our Board has seven independent members. We have three Board committees comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the oversight of the Board by the non-executive Chairman, benefits our Company and our shareholders.
          Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with this strategy. While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.
          Our Board determines the best board leadership structure for our Company. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure, with Mr. Landy serving as CEO and Mr. Griffin serving as Chairman of the Board, is the optimal structure for our Company at this time.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
Oversight of Executive Compensation Program
          The Compensation and Organization Committee of our Board of Directors (the “Compensation Committee”) oversees our compensation programs. Our compensation programs include programs designed specifically for our executive officers, including executive officers named in the Summary Compensation Table on page 19 (the “Named Executive Officers”).
          The Board of Directors established the Compensation Committee to, among other things, establish, review and approve the compensation levels of Named Executive Officers, evaluate the performance of Named Executive Officers and certain other officers and related matters for the Company. The objectives and the goals of the Company’s compensation program are to attract, retain, motivate and reward executives capable of leading the Company in achieving its business objectives and annual goals. The Company’s program is intended to measure and reward past performance of the Named Executive Officers and align their long-term interests with those of our shareholders.
          The Compensation Committee utilizes independent, qualified consultants to assist them in the design and administration of the compensation programs applicable to Named Executive Officers and others. From 2005 to date, the Compensation Committee has engaged Pearl, Meyer and Partners (“PM&P”) to assist them in such matters. The latest review of the Company’s executive compensation programs was conducted in 2010 with the assistance of PM&P.
          In early 2009, in reaction to the then economic downturn and its negative effect on the banking industry and the Company in particular, including the expectation that those negative conditions would continue through at least the remainder of 2009, executive management recommended to the Compensation Committee that base salaries of all Named Executive Officers and other executives be reduced by 5% and all other officers salaries be frozen indefinitely. The Compensation Committee accepted and implemented the proposal. The Compensation Committee also decided to eliminate, for all officers, all incentive compensation programs and payments for 2009.

          After evaluating the experience, skills and efforts needed by executive management to lead the Company during these difficult economic times, the Compensation Committee restored the 5% reduction in base salary of executive officers and lifted the salary freeze of all other officers effective January 1, 2010. Further, the Compensation Committee restored to the Named Executive Officers, in their 2010 compensation, the base salary forgone as a result of the 5% salary reduction in 2009. The 2009 base salary restored in 2010 is shown in the 2010 bonus column for each Named Executive Officer in the Summary Compensation Table on page 19.
          Incentive compensation programs which were eliminated have not been reinstated. Rather, during 2010, the Compensation Committee engaged its consultant, PM&P, to assist them in developing new compensation programs. The Compensation Committee has developed new compensation programs designed to achieve the objectives described in the section “Objectives of Hudson Valley Holding Corp.’s Compensation Programs” below. The new program is effective for 2011.
          As a result of these actions, there were no incentive compensation programs in effect for the Company or its Named Executive Officers during 2009 and 2010, and no incentive payments or awards were made during 2009, with the Compensation Committee awarding limited amounts of discretionary bonuses for 2010.
Objectives of Hudson Valley Holding Corp.’s Compensation Programs
          Our executive compensation objectives are to:
•	Closely align executives’ interests with those of our shareholders;

•	Attract and retain highly qualified executives that can lead the Company in achieving its business goals;

•	Recognize and differentiate individual and team performance;

•	Balance rewards for short-term and long-term results to ensure sustainable performance over time; and

•	Encourage exceptional business performance without encouraging excessive risk taking.
          We have historically compensated Named Executive Officers through a combination of base salary, non-equity incentive awards, equity participation awards, retirement plans and other personal benefits designed to be competitive with comparable employers. As discussed above, and in order to further our objective of aligning executive compensation with the interests of our shareholders and the Company, no incentive compensation payments or equity awards were made to our Named Executive Officers during 2010.
          We expect that going forward, executive performance-based incentive programs (including cash and/or equity incentive programs) will be designed to reward the achievement of specific annual, short-term and long-term goals by the Company. Performance-based metrics are expected to be adopted annually and used to determine achievement of goals by the Named Executive Officers. These performance-based metrics include financial and non-financial metrics. Examples of performance-based metrics include return on average assets, annual net income targets, increase in loans, deposits and fee income and asset quality.
          The Compensation Committee believes that the new incentive-based compensation programs effective for 2011 are designed to reward performance over the short-term and long-term utilizing specific performance metrics to determine achievement of performance by the Named Executive Officers.
          Compensation Consultant
          In 2005, the Compensation Committee engaged PM&P, a third party compensation consultant, to provide research, analysis and recommendations to the Compensation Committee regarding Named Executive Officers’ and other officers’ compensation for 2005 and beyond. In 2010, PM&P performed a comprehensive review of the Company’s compensation programs. The Compensation Committee utilized the latest review to develop the compensation program effective for 2011.
          The Compensation Committee intends the compensation program to accomplish the objectives discussed under the section “Objectives of Hudson Valley Holding Corp.’s Compensation Programs” above. The Compensation Committee believes that given the recent changes in banking regulations, the effect of the economic recession on the economy in general and the banking industry in particular, the resulting termination in early 2009 by the Company of all incentive compensation programs, as well as requirements from the SEC, a complete review of the Company’s compensation programs during 2010 was appropriate. A focus of the new compensation programs is on incentive compensation, and to ensure that our compensation programs do not encourage excessive risk taking.
Review of Named Executive Officer Performance
          Each year the Compensation Committee reviews each compensation element of the Named Executive Officers. In each case, we take into account the scope of responsibilities and experience, and balance them against competitive salary levels. Members of the Compensation Committee have the opportunity to interact with the Named Executive Officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance. This interaction is further supplemented by input from the Board which also regularly interacts with the Named Executive Officers.
          Each year the Chief Executive Officer (the “CEO”) presents to the Compensation Committee his evaluation of each Named Executive Officer, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, and a review of the achievement of individual and Company performance, the Compensation Committee makes its own assessments and determines the compensation for each Named Executive Officer.
          Similarly, the Compensation Committee reviews the performance of the CEO relative to achievement of individual and Company performance. Following such review the Compensation Committee makes its own assessment and determines the compensation for the CEO.
          For 2010, the Compensation Committee’s assessment of performance for each Named Executive Officer, including the CEO, was not based upon achievement of pre-established performance-based metrics, as the Company had not implemented an incentive compensation program in 2010. Rather, the Compensation Committee considered the challenging economic environment affecting the banking industry and the Company, and the experience, skills and effort needed by each Named Executive Officer to lead the Company during 2010. As a result of this assessment, the Compensation Committee awarded limited amounts of discretionary bonuses.
          Base Salaries
          The Compensation Committee utilized a 2007 review of the Company’s compensation programs by PM&P to establish base salaries of each Named Executive Officer for 2007 and 2008. This review included PM&P providing comparative market data on compensation practices and programs based on an analysis of banking and general industry surveys. The Compensation Committee also considered the Company’s performance as measured by achievement of performance-based metrics by each Named Executive Officer.
          In early 2009, in reaction to the then economic downturn and its negative effect on the banking industry and the Company in particular, including the expectation that those negative conditions would continue through at least the remainder of 2009, executive management recommended to the Compensation Committee that base salaries of all Named Executive Officers and other executives be reduced by 5% and all other officers salaries be frozen indefinitely. The Compensation Committee accepted and implemented the proposal.

          After evaluating the experience, skills and efforts needed by executive management to lead the Company during these difficult economic times, the Compensation Committee restored the 5% reduction in base salary of executive officers and lifted the salary freeze of all other officers effective January 1, 2010. Further, the Compensation Committee restored to the Named Executive Officers, in their 2010 compensation, the base salary forgone as a result of the 5% salary reduction in 2009. The 2009 base salary restored in 2010 is shown in the 2010 bonus column for each Named Executive Officer in the Summary Compensation Table on page 19.
          Annual Incentive Plan Cash and Equity Compensation
          In considering the same economic factors that led management to recommend base salary reductions and freezes, discussed above under “Base Salaries”, all incentive compensation programs were terminated for 2009 and 2010. There was no cash or equity incentive compensation program in effect for 2009 and 2010 for the Named Executive Officers.
          These incentive compensation programs have not been reinstated. Rather, the Compensation Committee engaged its consultant, PM&P, to assist them in developing new incentive compensation programs. The Compensation Committee developed a new incentive compensation program designed to achieve the objectives described in the section “Objectives of Hudson Valley Holding Corp.’s Compensation Programs” above.
Tax Implications of Executive Compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO or any other Named Executive Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to Named Executive Officers for deductibility under Section 162(m), including (i) certain amounts paid as incentive compensation, and (ii) certain compensation expense related to options granted pursuant to the Company’s 2002 Plan.
          Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it may result in the non-deductibility of certain compensation under the Code.
Retirement, Health and Welfare Benefits
          We offer a variety of health and welfare programs to all eligible employees. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the eligible employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmaceutical, dental, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and life insurance. All employees, including Named Executive Officers, contribute to the cost of these plans. We offer a qualified 401(k) savings and profit sharing retirement plan. All Company employees, including Named Executive Officers, are generally eligible for this plan. The Compensation Committee determines the contribution to the profit sharing plan and the 401(k) matching contribution annually as reflected in the All Other Compensation Table on page 20.
Supplemental Employee Retirement Plan
          The Company provides supplemental retirement benefits to Named Executive Officers and certain other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.
          Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual base salary paid to the officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company.
          Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.
Personal Benefits
          Each Named Executive Officer is provided certain additional benefits which includes the use of a company-owned automobile. The automobile facilitates Named Executive Officers’ travel between our offices, to business meetings with customers and vendors. Named Executive Officers may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the Named Executive Officer, and we include this in the amounts of income we report to the Named Executive Officers and the Internal Revenue Service. We also support and encourage certain Named Executive Officers to hold a membership in one local country club for which we pay dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows Named Executive Officers to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Named Executive Officers. Because the club memberships are used at our expense only for business entertainment, we do not include them as benefits in the Summary Compensation Table on page 19.
Severance Plan
          The Company has no severance plan in place for any of its Named Executive Officers.
Employment Agreements and Arrangements
          The Company has no employment agreements or employment arrangements in place for any of its Named Executive Officers.
Change in Control Agreements
          We have no Change in Control Agreements with any of the Named Executive Officers. The SERP, provided to Named Executive Officers and certain other officers, provides for the acceleration of a participant’s age under the SERP should a change in control of the Company occur. This provision is intended to help the Company retain key employees by providing such individuals greater assurance regarding their retirement benefits and to align the interests of shareholders and management.
Compensation of Named Executive Officers
          Set forth below is information regarding compensation earned by or paid or awarded to our Named Executive Officers during the year ended December 31, 2010: (i) James J. Landy, President and Chief Executive Officer of the Company; (ii) Stephen R. Brown, Senior Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company; (iii) Michael P. Maloney, Executive Vice President, Chief

Banking Officer of HVB; (iv) Vincent T. Palaia, Executive Vice President, Chief Lending Officer of HVB; and (v) Frank J. Skuthan, Executive Vice President, Chief Operating Officer and Marketing Director of HVB.
          During 2010, the Named Executive Officers’ compensation consisted of a base salary, and additional personal benefits as described for each Named Executive Officer in the Summary Compensation Table on page 19. During 2009, the Named Executive Officers’ compensation consisted of a base salary which was reduced by 5% from the prior year. The 5% reduction in 2009 salary was restored to all Named Executive Officers in 2010. This restoration is shown in the 2010 bonus column in the table. There were no incentive compensation programs in place for 2009 and 2010, and therefore, no cash or equity compensation was paid to or earned by Named Executive Officers for 2009 or 2010 under these programs.

EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE
          The following table sets forth the compensation for each of the Named Executive Officers for fiscal 2010, 2009 and 2008, including the dollar value of the executive’s: (i) annual base salary; (ii) earned non-equity incentive award; (iii) the grant date value, in accordance with FASB ASC Topic 718 for options, if any, granted in those years; (iv) the aggregate change in the present value of the accumulated benefit under the non-qualified supplemental retirement plan during the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.
Summary Compensation Table

Change in
Pension Value
and Nonqualified
					Non-Equity	Deferred		All Other
				Option	Incentive Plan	Compensation		Compen-
Name and Principal		Salary	Bonus	Awards	Compensation	Earnings		sation	Total
Position	Year	($)	($)[1]	($)	($)	($)		($)[4]	($)
James J. Landy President and Chief Executive Officer	2010 2009 2008	396,000 379,913 389,250	51,296 0 0	0 0 0	0 0 135,670	189,260 233,351 320,293	[2] [2] [2]	9,079 16,468 22,433	645,635 629,732 867,646
Stephen R. Brown Senior Executive Vice President, CFO, Secretary & Treasurer	2010 2009 2008	377,000 361,684 371,250	50,515 0 0	0 0 0	0 0 118,397	176,779 187,331 96,088	[3] [3] [3]	7,961 15,232 22,504	612,255 564,247 608,239
Michael P. Maloney Executive Vice President, Chief Banking Officer of HVB	2010 2009 2009	286,825 275,173 276,300	36,803 0 36,370	0 0 0	0 0 105,000	65,837 51,022 28,003	[3] [3] [3]	9,138 16,903 24,482	398,603 343,098 441,498
Vincent T. Palaia	2010	276,300	36,370	0	0	252,139	[2]	7,454	572,263
Executive Vice President, Chief Lending Officer of HVB	2009 2008	265,075 273,600	0 0	0 0	0 107,500	149,912 154,912	[2] [2]	14,400 19,081	429,387 555,093
Frank J. Skuthan Executive Vice President, Chief Operating Officer & Marketing Director of HVB	2010 2009 2008	265,000 254,234 257,500	30,905 0 0	0 0 0	0 0 84,138	98,983 74,426 57,963	[3] [3] [3]	9,405 18,253 23,174	404,293 346,914 422,775

[1]	The Compensation and Organization Committee awarded limited discretionary cash bonuses to Named Executive Officers for 2010 in recognition of their efforts during a challenging economic and business year. The Company did not have a non-equity incentive compensation plan in place in 2010. Further, the 5% reduction in 2009 salary, restored to each Named Executive Officer in 2010 is included as a bonus. These amounts are as follows:

Bonus
	Discretionary	Salary	Total
	Bonus	Restoration	Bonus
Name	($)	($)	($)
James J. Landy	35,000	16,296	51,296
Stephen R. Brown	35,000	15,515	50,515
Michael P. Maloney	25,000	11,803	36,803
Vincent T. Palaia	25,000	11,370	36,370
Frank J. Skuthan	20,000	10,905	30,905

[2]	The amount shown represents the increase in the actuarial value during the year of the supplemental pension benefit under the Company’s 1995 Supplemental Retirement Plan.

[3]	The amount shown represents the increase in the actuarial value during the year of the supplemental pension benefit under the Company’s 1997 Supplemental Retirement Plan.

[4]	The following table shows the specific amounts included in the All Other Compensation column for fiscal 2010.

All Other Compensation
		Employer
		Contribution/Match			Personal Use
		Profit-		Group Life	of Company
		Sharing		Insurance	Provided
		Plan	401(k) Plan	Premiums	Automobile
Name	Year	($)	($)	($)	($)
James J. Landy	2010	0	2,450	2,851	3,778
Stephen R. Brown	2010	0	2,450	2,680	2,831
Michael P. Maloney	2010	0	2,450	1,950	4,738
Vincent T. Palaia	2010	0	2,450	2,505	2,499
Frank J. Skuthan	2010	0	2,450	2,176	4,779
GRANT OF PLAN-BASED AWARDS
          Incentive compensation programs were eliminated in 2009 and 2010, therefore no non-equity incentive compensation or equity grants were awarded to the Named Executive Officers for 2009 and 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
          The following table sets forth information on outstanding stock options held by the Named Executive Officers at December 31, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.
Outstanding Equity Awards at December 31, 2010 Year-End Table

	Option Awards[1]
	Number of		Number of
	securities		securities
	underlying		underlying	Option
	unexercised		unexercised	exercise	Option
	options (#)		options (#)	price	expiration
Name	exercisable		unexercisable	($)	date
James J. Landy	3,542	[6]	0	$36.50	1/1/2015
	16,100	[4]	0	$42.00	2/7/2016
	8,196	[2]	2,049 [2]	$56.75	12/6/2012

Stephen R. Brown	3,434	[6]	0	$36.50	1/1/2015
	6,244	[4]	0	$42.00	2/7/2016
	5,925	[2]	1,975 [2]	$56.75	12/6/2012

Michael P. Maloney	2,405	[6]	0	$36.50	1/1/2015
	2,120	[4]	0	$42.00	2/7/2016
	11,472	[2]	2,868 [2]	$56.75	12/6/2012

Vincent T. Palaia	7,778		0	$35.50	1/1/2012
	7,071		0	$36.50	1/1/2013
	6,410		0	$36.25	1/1/2014
	5,830	[6]	0	$36.50	1/1/2015
	5,300	[4]	0	$42.00	2/7/2016
	2,880	[2]	720 [2]	$56.75	12/6/2012

Frank J. Skuthan	6,930		0	$35.50	1/1/2012
	5,555		0	$36.50	1/1/2013
	4,365	[6]	0	$36.25	1/1/2014
	3,345	[7]	0	$36.50	1/1/2015
	5,300	[5]	0	$42.00	2/7/2016
	2,160	[3]	1,440 [3]	$56.75	12/6/2012

[1]	The number of shares underlying the options were adjusted to reflect 10% stock dividends in December 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, as applicable
          These stock option awards either vested or will vest in 20% increments as shown in the table below:

Footnote	1st Vesting	2nd Vesting	3rd Vesting	4th Vesting	5th Vesting
#	Date	Date	Date	Date	Date
[2]	12/6/2007	12/6/2008	12/6/2009	12/6/2010	12/6/2011
[3]	12/6/2008	12/6/2009	12/6/2010	12/6/2011	12/6/2012
[4]	2/7/2006	2/7/2007	2/7/2008	2/7/2009	2/7/2010
[5]	2/7/2007	2/7/2008	2/7/2009	2/7/2010	2/7/2011
[6]	1/1/2005	1/1/2006	1/1/2007	1/1/2008	1/1/2009
[7]	1/1/2006	1/1/2007	1/1/2008	1/1/2009	1/1/2010

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise[1]
James J. Landy	0	$0
Stephen R. Brown	0	0
Michael P. Maloney	0	0
Vincent T. Palaia	10,887	98,960
Frank J. Skuthan	11,394	115,200

[1]	The value realized represents the difference between the fair market price of underlying securities on the day of exercise and the exercise price of the options.
PENSION BENEFITS
          The Company makes available to its Named Executive Officers a qualified 401(k) and profit sharing retirement plan, which is available to all employees on the same terms and conditions.
          The Company provides supplemental retirement benefits to certain Named Executive Officers and other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis.
          Of the Named Executive Officers, Messrs. Landy and Palaia are participants in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.
          Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the Named Executive Officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual salary paid to the Named Executive Officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company.
          Pursuant to the SERP, the participants receive supplemental retirement benefits determined as described above. Under the SERP the normal retirement date is defined as follows: for Messrs. Landy, Brown and Maloney, anytime between the attainment of age 60 and age 70 with a minimum of 20 years service; for Messrs. Palaia and Skuthan, anytime between the attainment of age 65 and age 70. No benefits vest to the participant prior to the normal retirement date except at death or disability as defined in the SERP. Certain benefits maybe received based upon a change in control as described in “Disclosure Regarding Termination and Change in Control Provisions — Potential Payments upon Termination or Change in Control” on page 23. The SERP does not provide for early retirement nor for the crediting of extra years of service. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.

PENSION BENEFITS IN FISCAL 2010 TABLE

		Number of	Present Value of
		Years Credited	Accumulated
Name	Plan Name	Service[1]	Benefit[2]
James J. Landy	1995 Supplemental Retirement Plan	32	$1,320,030
Stephen R. Brown	1997 Supplemental Retirement Plan	17	741,982
Michael P. Maloney	1997 Supplemental Retirement Plan	17	171,817
Vincent T. Palaia	1995 Supplemental Retirement Plan	22	1,642,803
Frank J. Skuthan	1997 Supplemental Retirement Plan	10	445,564

[1]	Under the terms of the 1995 and 1997 Supplemental Retirement Plans, a participant must have 10 years credited service for pension benefit eligibility.

[2]	The amount shown represents the actuarial accumulated pension benefit using the same assumption used for financial reporting purposes in our 2010 Annual Report on Form 10-K. Retirement age is assumed to be the normal retirement date as defined in each plan. A complete description of the 1995 and 1997 Supplemental Retirement Plans is included in Note 12 of the Notes to the Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K.
DISCLOSURE REGARDING TERMINATION AND
CHANGE IN CONTROL PROVISIONS
Potential Payments upon Termination or Change in Control
          The Company has not established any change in control, severance or employment agreements with Named Executive Officers pursuant to which the Named Executive Officers would be paid benefits following a change in control. Under the SERP, the participant’s age is accelerated upon a change in control including a merger, consolidation or sale of substantially all the Company’s assets. Following a change of control, each participant, with at least 10 years of service, for purposes of the SERP will be deemed to be the greater of age 60 or the participant’s actual age. Should the participant be terminated without cause subsequent to such transaction, Messrs. Landy, Brown and Maloney will be entitled to receive the full retirement benefit, Messrs. Palaia and Skuthan will be entitled to receive a percentage of the retirement benefit as follows:

Age at Termination	Number of Years Service	Non Forfeiture Benefit
60	10 or more	50%
61	11 or more	60%
62	12 or more	70%
63	13 or more	80%
64	14 or more	90%
65	15 or more	100%
          Should a change in control have occurred as of December 31, 2010 and the Named Executive Officers been terminated without cause as of that date, the Named Executive Officers would have been entitled to benefits under the SERP as follows:

	As at December 31, 2010
	Age deemed
	under the	Number of	Present Value
Name	SERP	Years Service	of Benefit [1]
James J. Landy	60	32	$2,776,000
Stephen R. Brown	60	17	2,009,000
Michael P. Maloney	60	17	1,443,000
Vincent T. Palaia	63	22	1,885,000
Frank J. Skuthan	60	10	502,000

[1]	The amount shown represents the present value of benefits paid monthly for 15 years as determined under the SERP resulting from an assumed change in control as of December 31, 2010.
          Upon a change in control in which the Company is not the surviving entity, all unexercised options under the 2002 Plan would be canceled as of the effective date of the reorganization; provided, however, that the Compensation Committee shall give to an optionee, or the holder of the option(s) granted under the 2002 Plan, at least 15 days written notice of the reorganization and during this period the optionee, or the holder of the option(s), shall have the right to exercise the unexercised option(s) under the 2002 Plan without regard to employment or directorship tenure requirements or installment exercise limitations, if any.
Termination of Employment Due to Death or Disability
          The Named Executive Officers (or their designated beneficiaries), who are participants in the SERP, are entitled to certain benefits upon death or disability (as defined in the SERP). These benefits entitle the Named Executive Officer or their designated beneficiary to the same retirement benefits under the SERP to which the participant would be entitled at the normal retirement date.
Compensation Committee Report
          The Compensation and Organization Committee (“Committee”) of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by the SEC rules to be included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis beginning on page 13 be included in this Proxy Statement.
Cecile D. Singer, Chairperson
John P. Cahill
Gregory F. Holcombe
Adam W. Ifshin
Craig S. Thompson
Compensation Committee Interlocks and Insider Participation
          Ms. Singer and Messrs. Cahill (effective March 1, 2011), Holcombe, Ifshin and Thompson, all of whom are independent directors served on the Compensation and Organization Committee. Messrs. Griffin, Ifshin, Martinelli and Thompson are shareholders and officers of firms that have performed services for the Company. HVB has made loans to Ms. Singer and Messrs. Griffin, Brown, Holcombe, Ifshin, Landy, Martinelli, and Thompson. See “Certain Relationships and Related Transactions,” which begins on page 31. No executive officer of the Company has served as a director or a member of a compensation committee of another company of which any member of the Committee is an executive officer.

DIRECTOR COMPENSATION
          The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, the business which they refer, as well as the skill-level required by the Company of members of the Board. Employee directors Messrs. Landy, Brown and Maloney do not receive Directors fees. The Compensation Committee reviews and approves all forms of compensation to the Company’s non-employee directors, including the Chairman of the Board.
Cash Compensation Paid to Board Members
          Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $21,600 for Board membership. The Chairman of the Board receives an additional Chairman’s Fee of $35,000 as well as a Company provided car and club memberships. The Audit Committee Chairman, the Compensation Committee Chairman and the Director liaison with the Business Development Board — New York receive an additional retainer of $4,500. The Director liaison with the Business Development Board — Connecticut receives an additional retainer of $2,250. Directors receive attendance fees for each meeting attended, in addition to their Company retainer fee. Per meeting attendance fees are as follows:

The Company and HVB Board	$700
New York National Bank Board	675
(merged into HVB in March 2010)
A.R. Schmeidler & Co., Inc.	675
Audit Committee	700
All other Committees	275
          These retainer and attendance fees were approved by the Board and made effective January 1, 2009. Non-employee directors may elect to receive up to 50% of their retainer fees in the Company’s common stock. The Company permits directors to defer all or any portion of their retainer fees.
Stock Option Program
          Non-employee options are granted at the fair market price of the stock on the date of grant. Options received by non-employee directors vest immediately upon the option grant. Option awards take into consideration the Boards and Committees on which each member of the Company’s Board serves and their contribution to the business.
          No grants were made to non-employee directors in 2010 based upon the Company’s financial results.
Directors’ Retirement Plan
          Directors who are not full-time employees of the Company or its subsidiaries participate in the Directors’ Retirement Plan. This plan is designed to benefit all non-employee directors who serve two or more years as a director. Benefits are paid upon a director’s retirement or resignation. The amount to be paid shall be the highest Basic Fee (as defined) paid to the director in any one of the three prior years to the directors’ retirement. Benefits are payable for a period of up to 10 years after resignation or retirement, depending on the number of years of service as a director. Benefits under the plan are not funded.

     The following vesting schedule determines the annual benefit to directors:

Percentage of Director’s Fees
Number of Years as a Director	Payable at Retirement Age
Less than 2 years	0%
2 years but less than 3	5.0%
3 years but less than 4	10.0%
4 years but less than 5	17.5%
5 years but less than 6	25.0%
6 years but less than 7	32.5%
7 years but less than 8	40.0%
8 years but less than 9	47.5%
9 years but less than 10	55.0%
10 years but less than 11	62.5%
11 years but less than 12	70.0%
12 years but less than 13	77.5%
13 years but less than 14	85.0%
14 years but less than 15	92.5%
15 years or more	100%
          Effective December 31, 2008, the Board of Directors suspended the Director’s Retirement Plan. Benefits under the Plan were determined as though the non-employee director had retired or resigned from the Board of Directors at December 31, 2008. Based upon this change to the Plan, annual benefits to each of the non-employee directors upon their retirement or resignation from the Board of Directors under the Directors’ Retirement Plan are: $145,000 to Mr. Griffin, $57,000 to Mr. Coogan, $39,000 to Mr. Holcombe, $77,000 to Mr. Martinelli, $18,000 to Mr. Mulrow, $55,000 to Mr. Pratt, $65,000 to Ms. Singer and $74,000 to Mr. Thompson. Ms. Foster and Mr. Ifshin had less that 2 years service as directors at December 31, 2008, and therefore are not entitled to receive annual benefits.
Other
          We support and encourage our Chairman of the Board to hold a membership in local country clubs for which we partially pay dues and other business related expenses. We find that club membership is an effective means of obtaining business as it allows our Chairman to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Chairman. Because the club memberships are used at our expense only for business entertainment, we do not include them as All Other Compensation in the Director Compensation Table on page 27.
          Mr. Pratt serves as a consultant to HVB on matters relating to business development and retention. The consulting contract calls for Mr. Pratt to make between 30 and 40 calls per month to HVB’s high income producing customers or to customers who have the potential to attain this status. For consulting services rendered in 2010, Mr. Pratt received a consulting fee of $85,000. In connection with these consulting services we also provide Mr. Pratt with an automobile which is reflected as All Other Compensation in the Directors Compensation Table on page 27.

Fiscal 2010 Director Compensation Table
     The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2010. Messrs. Landy, Brown and Maloney received no separate compensation for their service as directors and are not included in this table. The compensation received by these individuals as executives of the Company is shown in the Summary Compensation Table on page 19.

				Change in5
				Pension Value
				and
	Fees			Nonqualified
	Earned or			Deferred
	Paid In	Option[1]		Compensation	All Other
	Cash	Awards		Earnings	Compensation	Total
Name	($)	($)		($)	($)	($)
William E. Griffin	154,356	0	[2]	51,726	9,500 [6]	215,582
James M. Coogan	23,823	0	[2]	0	0	23,823
Mary-Jane Foster	37,825	0	[2]	0	0	37,825
Gregory F. Holcombe	61,775	0	[3]	3,226	0	65,001
Adam W. Ifshin	37,500	0	[2]	0	0	37,500
Angelo R. Martinelli	72,725	0	[4]	0	0	72,725
William J. Mulrow	48,581	0	[2]	0	0	48,581
John A. Pratt Jr.	66,525	0	[2]	0	85,625 [7]	152,150
Cecile D. Singer	70,200	0	[2]	0	0	70,200
Craig S. Thompson	70,933	0	[2]	19,291	0	90,224

[1]	Amounts shown reflect the aggregate grant date fair value as determined in accordance with FASB ASC Topic 718

[2]	This director did not have any exercisable or unexercisable options outstanding at December 31, 2010.

[3]	Mr. Holcombe had 13,849 options outstanding at December 31, 2010, all of which were exercisable.

[4]	Mr. Martinelli had 13,849 options outstanding at December 31, 2010, all of which were exercisable.

[5]	Effective December 31, 2008, the Board of Directors suspended the Directors Retirement Plan. This suspension resulted in a reduction of the projected accumulated pension value. Despite the suspension of the Directors Retirement Plan and the freezing of benefits, the table reflects an increase in Pension Value due to the method of accounting for the accumulated benefit obligation.

[6]	Other Compensation for Mr. Griffin includes: $9,500 for personal use of a Company provided automobile.

[7]	Other Compensation for Mr. Pratt includes $85,000 for his services as consultant relating to business development and retention and $625 for personal of a Company provided automobile.

PROPOSAL #2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
          Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities and Exchange Act, the Company’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. This proposal is commonly referred to as a “Say on Pay” proposal. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.
          The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.
          The Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Organization Committee in 2010 and early 2011 in detail.
          The Company requests shareholder approval of the following resolution:
          “RESOLVED, that the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, and the compensation tables and narrative discussion) is hereby APPROVED:
          As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Organization Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required and Board of Directors’ Recommendation
          The consideration of an advisory vote to approve the compensation of Named Executive Officers requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE
OFFICERS AS DETERMINED BY THE COMPENSATION AND ORGANIZATION
COMMITTEE.
PROPOSAL # 3: ADVISORY VOTE ON THE FREQUENCY OF VOTING ON EXECUTIVE
COMPENSATION
          The Dodd-Frank Act “Say-on-Pay” rules and Section 14A of the Securities Exchange Act also enable our shareholders by means of an advisory vote to indicate how frequently the Company should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer a vote on Named Executive Officer compensation once every one, two, or three years.
          After careful consideration of this proposal, the Company’s Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

          In formulating its recommendation, the Company’s Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.
          You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.
          The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Company’s Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
Vote Required and Board of Directors’ Recommendation
          The consideration of an advisory vote to approve frequency of holding an advisory vote on executive compensation requires the favorable vote of a majority of the votes cast. Shareholders are being asked to indicate their choice of one year, two years or three years, the option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker “non-votes” will have no effect on determining the outcome of this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION
OF EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.
Audit Committee Report
          In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”), which consists entirely of independent directors, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
          In discharging its oversight responsibility as to the audit process, the Committee has received from our independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Account Oversight Board, regarding the independent accountant’s communications with the Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Committee discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the firm’s independence.
          Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2010 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Crowe Horwath LLP (“Crowe”) has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2010, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Crowe. Management’s assessment report and the auditors’ audit report are included as part of the Company’s 2010 Annual Report on Form 10-K.
          The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the independent auditors’ audit of the financial statements. The Committee also discussed the results of the internal audit examinations.
          The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2010, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has responsibility for the audit of those statements.
          Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Committee has reappointed Crowe as the Company’s independent registered public accounting firm for the year ending December 31, 2011. In making its determination, the Committee considered qualifications, price and quality of service.
Craig S. Thompson, Chairman
Mary-Jane Foster
Adam W. Ifshin
Cecile D. Singer
PROPOSAL # 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          Crowe Horwath LLP (“Crowe”) audited our financial statements for the years ended December 31, 2009 and December 31, 2010. The Company’s board of directors has unanimously recommended that Crowe be appointed our independent registered public accounting firm for the year ended December 31, 2011. Representatives of Crowe, the Company’s independent registered public accounting firm, are expected to attend the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firms Fees
          Set forth below is a summary of the fees paid for the years ended December 31, 2010 and December 31, 2009 to the Company’s independent registered public accounting firms:

	2010	2009
Audit Fees	$220,500	$215,750
Audit-related fees[1]	132,000	92,500
Tax fees[2]	53,750	79,100
All other fees[3]	110,632	158,000

Total	$516,882	$545,350

[1]	Audit of internal controls over financial reporting and other related matters

		2010	2009
[2]	Tax fees
	Tax return preparation and review	53,750	$48,500
	Tax consulting — tax research	—	30,600

		53,750	$79,100

		2010	2009
[3]	All other fees
	The Company paid Crowe fees relating to the implementation of captive insurance company in 2010	$110,632

	The Company paid Crowe fees relating to common stock offering in 2009 $111,000 and Deloitte $47,000		$158,000

Pre-Approval Policies
          In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all audit services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent registered public accounting firm. All services must be submitted to the Committee for approval in writing, generally in the form of an engagement letter, which outlines the services to be performed and the associated fees. All of the fees and services described above were pre-approved by the Audit Committee.
Vote Required and Board of Directors’ Recommendation
          Ratification of the appointment of Crowe requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF CROWE AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons beneficially owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and to furnish to the Company copies of such reports. Based solely on the review of copies of the forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% shareholders were timely, except for the inadvertent late filing of a Form 4 for Mary-Jane Foster reflecting the purchase of shares by the Reporting Person on February 12, 2010, for which a Form 4 was filed on February 23, 2010.
TRANSACTIONS WITH RELATED PERSONS
Loans to Officers, Directors and 5% Shareholders
          HVB makes loans to the Company’s executive officers, directors and 5% Shareholders, and immediate family members or businesses with which they are associated, in the ordinary course of business. Such loans are made on the same terms and conditions, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other persons not related to the lender. None of the loans involves more than the normal risk of collectability or presents other unfavorable features. The aggregate amount outstanding for all such loans was $42,368,040 in 2010. (This aggregate amount reflects the full amount outstanding, portions of which are participated to other banks).
Certain Other Related Party Transactions
          Messrs. Griffin and Coogan, Chairman of the Board and a former director of the Company, respectively are shareholders of the law firm of Griffin, Coogan Blose & Sulzer, P.C., which serves as the Company’s general counsel. Griffin, Coogan, Blose & Sulzer, P.C. received fees approximating $1,203,000 in 2010 for legal services performed on behalf of the Company and its subsidiaries. Of this amount $404,853 was paid directly by the Company.

          Mr. Thompson, a director of the Company, is the President and principal shareholder of Thompson Pension Employee Plans, Inc., which has written life insurance policies supporting the Company’s obligations under the supplemental retirement plans for executive officers. The total annual premiums approximated $319,650 in 2010.
          Mr. Martinelli, a director of the Company, is the Chairman of the Board of the Gazette Press, Inc., which received fees approximating $99,000 in 2010 in exchange for printing services provided to the Company and its subsidiaries.
          Mr. Ifshin, a director of the Company, is President and CEO of DLC Management Corp. which received rent payments approximating $112,011 for the rental of office space by subsidiaries of the Company.
          Mr. Pratt, a director of the Company, received $85,000 in consulting fees and $625 for personal use of a Company provided automobile in connection with certain business development and retention activities performed for the benefit of the Company.
          Policies Regarding Transactions with Related Persons
          The Board of Directors has established and annually approves a written policy governing transactions with related persons. The Company, in the normal course of business, retains the services of various product and service providers. It is our policy to purchase appropriate and necessary products and services at competitive prices and with service quality appropriate to meet our needs. We desire to do business, whenever possible, with those individuals and businesses that are customers of ours, including related persons, provided that such business transactions are concluded on an arms’ length basis and comply with applicable law regarding such transactions.
          In selecting a service or product provider, the Company considers various criteria, including:
•	whether the provider is a customer of the Company,

•	whether the provider has previously supplied the Company with goods or services,

•	the provider’s knowledge of the Company and our needs specific to the product or service to be rendered,

•	the provider’s qualifications, reputation and capability, and

•	the total cost of the product or service to be provided.
          The Company expects that products or services provided by related persons will be of at least the same quality and competitively priced with those available from non-related persons, including consideration of the items listed above. The Company takes reasonable and appropriate steps to evaluate the pricing, quality and capability of product and service providers, including related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the “beneficial ownership” (as that term is defined in the rules of the SEC) of the common stock as of March 31, 2011, by (a) each Named Executive Officer and member of the Board of Directors, (b) persons known to be a beneficial owner of more than five percent of the common stock and (c) all executive officers and members of the Board of Directors as a group. Persons who hold options that are exercisable within 60 days of March 31, 2011 are deemed to own, beneficially, the shares of common stock that may be acquired on the exercise of such options. Such shares are deemed outstanding for purposes of computing the number of shares owned by the person holding the option, but not for any other purpose.

		Amount and		Percent of
		Nature of		Outstanding
		Beneficial		Shares of Common
Name	Address	Ownership		Stock
Gregory F. Holcombe[1]	35 E. Grassy Sprain Road, Yonkers, NY 10710	1,594,666	(1)	9.0%
Marie A. Holcombe[1]	35 E. Grassy Sprain Road, Yonkers, NY 10710	1,594,666	(1)	9.0
James J. Veneruso[2]	35 E. Grassy Sprain Road, Yonkers, NY 10710	1,233,670	(2)	7.0
William E. Griffin.		549,652		3.1
Stephen R. Brown		105,540	(3)	*
John P. Cahill		1,200	(4)	*
Mary-Jane Foster		4,353		*
Adam W. Ifshin		49,123		*
James J. Landy		231,212	(5)	1.3
Michael P. Maloney		21,347	(6)	*
Angelo R. Martinelli		380,085	(7)	2.2
John A. Pratt Jr.		169,817	(8)	*
Cecile D. Singer		122,081	(9)	*
Craig S. Thompson		206,166	(10)	1.2
Vincent T. Palaia		165,275	(11)	*
Frank J. Skuthan		40,188	(12)	*
All directors and executive officers as a group (18 persons).		3,703,327	(13)	20.7%

*	Less than 1% of the outstanding shares of common stock.

[1]	Gregory F. Holcombe and his wife, Marie A. Holcombe (the daughter of Josephine Abplanalp) have shared voting and dispositive power over 1,594,666 shares which includes (i) 665,876 shares owned by BMW Machinery Co., Inc. (of which Mrs. Holcombe is the principal shareholder and Mr. Holcombe is an officer); (ii) 520,000 owned by Eldred Preserve, LLC (a New York limited liability company for which Mrs. Holcombe and James J. Veneruso serve as co-managers); (iii)128,232 shares held by The Josephine Abplanalp Revocable Living Trust (for which Mrs. Holcombe, James J. Veneruso and Josephine Abplanalp serve as a co-trustee); (iv) 119,825 shares held in trusts for the benefit of the children of Mr. and Mrs. Holcombe (for which Mrs. Holcombe and James J. Veneruso serve as co-trustee); and (v) 6,849 shares held by the Heidi Foundation Inc. (of which Mr. and Mrs. Holcombe are directors); (vi) 4,492 shares held in trusts for the benefit of the children of Mr. and Mrs. Holcombe for which James J. Veneruso is the trustee; (vii) 1,367 shares held by an Irrevocable Insurance Trust for which James J. Veneruso is the trustee; (viii) 1,442 shares held by the Holcombe Family Trust for which James J. Veneruso is the trustee; (ix) 3,132 shares for which Mr. Holcombe is custodian for their children; (x) 128,794 shares held by Mr. & Mrs. Holcombe as joint tenants; (xi) 535 shares held by Mrs. Holcombe; (xii) 273 shares held by Mr. Holcombe and (xiii) 13,849 shares which may be acquired Mr. Holcombe upon the exercise of options, and 7,484 of these shares are pledged as collateral.

[2]	Mr. Veneruso holds shared voting and dispositive power over the following shares: (i) 520,000 shares held by Eldred Preserve, LLC (a New York limited liability company for which Marie A. Holcombe and Mr. Veneruso serve as co-managers); (ii) 119,825 shares held shares held in trusts for the benefit of the children of Gregory F. Holcombe and Marie A. Holcombe (for which Marie A. Holcombe and Mr. Veneruso serve as co-trustee); (iii) 4,492 shares held in irrevocable trusts for the benefit of the daughters of Gregory F. Holcombe and Marie A. Holcombe for which Mr. Veneruso is the trustee; (iv) 1,367 shares held by an Irrevocable Insurance Trust for which Mr. Veneruso is the trustee; (v) 1,442 shares held in the 2004 Holcombe Family Irrevocable Trust for which Mr. Veneruso is the trustee; and (vi) 11,774 held jointly with his spouse. The number of shares reported above also includes 147 shares held by Mr. Veneruso’s son as to which he disclaims beneficial ownership. In addition, Mr. Veneruso holds sole voting and dispositive power over (i) 8,129 shares directly held by him; (ii) 16,494 shares in an IRA; and (iii) 550,000 shares held by the Josephine Abplanalp Irrevocable Retained Annuity Trust (the holdings of which are deemed indirectly beneficially owned by Mr. Veneruso, who is the sole trustee).

[3]	Includes 15,603 shares which may be acquired upon the exercise of options; and 24,253 shares pledged as collateral

[4]	under our Nominating Committee charter, Mr. Cahill is expected to purchase additional shares within 6 months

[5]	Includes 27,838 shares which may be acquired upon the exercise of options; and 55,000 shares pledged as collateral.

[6]	Includes 15,997 shares which may be acquired upon the exercise of options.

[7]	Includes 13,849 shares which may be acquired upon the exercise of options. 167,099 shares are pledged as collateral.

[8]	Includes 20,485 shares held by the family of Mr. Pratt’s adult son, as to which Mr. Pratt disclaims beneficial ownership.

[9]	Includes 64,306 shares pledged as collateral.

[10]	Includes 129,340 shares pledged as collateral.

[11]	Includes 35,269 shares which may be acquired upon the exercise of options, and pledged 17,173 as collateral.

[12]	Includes 27,655 shares which may be acquired upon the exercise of options.

[13]	Includes 206,878 shares which may be acquired upon the exercise of options.

OTHER MATTERS
          The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.
          Shareholders are urged to vote their shares by telephone 1-866-776-5649 inside the United States, through the internet www.proxyvotenow.com/huvl or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.
By Order of the Board of Directors

Stephen R. Brown
Secretary
Yonkers, New York
April 8, 2011
A copy of the Company’s Annual Report on Form 10-K (including the financial statements and the financial statement schedules without exhibits) for the year ended December 31, 2010 filed with the SEC has been furnished to shareholders with this Proxy Statement. Additional copies are available upon written request addressed to Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. The Company’s Annual Report on Form 10-K (without exhibits) is also available on the Company’s website at www.hudsonvalleybank.com. Upon written request to the Company, at the address above, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

REVOCABLE PROXY
Hudson Valley Holding Corp.
ANNUAL MEETING OF SHAREHOLDERS
May 12, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The shareholder of record hereby appoints Angelo R. Martinelli, Cecile D. Singer and Craig S. Thompson, and any one of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Hudson Valley Holding Corp. (the “Company”), to be held at the Company’s headquarters at 21 Scarsdale Road, Yonkers, New York on Thursday, May 12, 2011 at 10:30 AM, local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.
          This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals and an Annual Vote on Proposal 3.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê               FOLD AND DETACH HERE               ê
HUDSON VALLEY HOLDING CORP. – ANNUAL MEETING, MAY 12, 2011
YOUR VOTE IS IMPORTANT!
Annual Meeting Materials are available on-line at:
www.proxydocs.com/huvl
You can vote in one of three ways:
1.	Call toll free 1-866-776-5649 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/huvl and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
6948

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY HUDSON VALLEY HOLDING CORP.	Annual Meeting of Shareholders MAY 12, 2011

			With-	For All
		For	hold	Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

(01) William E. Griffin	(02) James J. Landy	(03) Stephen R. Brown
(04) John P. Cahill	(05) Mary-Jane Foster	(06) Gregory F. Holcombe
(07) Adam W. Ifshin	(08) Michael P. Maloney	(09) Angelo R. Martinelli
(10) John A. Pratt Jr.	(11) Cecile D. Singer	(12) Craig S. Thompson
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

		For	Against	Abstain
2.	Non-binding advisory vote to approve the compensation of named executive officers	☐	☐	☐
	One Year	Two Years	Three Years	Abstain
3.	Non-binding advisory vote on frequency of future advisory votes on compensation of named executive officers (proposing annual vote) ☐	☐	☐	☐
		For	Against	Abstain
4.	Ratify appointment of Crowe Horwath LLP as Company’s independent registered public accounting firm for fiscal year ending December 31, 2011	☐	☐	☐
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS AND AN ANNUAL VOTE ON PROPOSAL 3.

Mark here for address change and note change	☐

Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

  IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

é	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL	é
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 12, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.
Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m., May 12, 2011
1-866-776-5649
Vote by Internet
anytime prior to
3 a.m., May 12, 2011 go to
https://www.proxyvotenow.com/huvl

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	www.proxydocs.com/huvl

Your vote is important!